Exhibit 4


                            AGREEMENT


          WHEREAS, Robert Addington is indebted to Kentucky Farmers Bank as evidenced by promissory note dated May 27, 1994, in the original amount of $600,000.00, and

         WHEREAS, pursuant to the terms of the above loan, Kentucky Farmers Bank has demanded additional security from said Robert Addington.

          WITNESSETH:

          That to induce Kentucky Farmers Bank to forego its rights under the terms of the above loan to sell Addington Resources, Inc. stock owned by Robert Addington, the undersigned does hereby pledge as additional security for said loan 33,000 shares of stock in Addington Resources, Inc., said shares to be subject to all terms of the loan referred to above. The undersigned does further agree to execute any and all documents deemed by Kentucky Farmers Bank necessary to secure additional stock being pledged.

           This the 23rd day of November, 1994.

                             /s/ Larry Addington
                             Larry Addington